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                                                                    EXHIBIT 23.2

                  CONSENT AND REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Logility, Inc.:

The audits referred to in our report dated August 1, 1997, except as to note 10, which is as of August 12, 1997, included the related combined financial statement schedule for each of the years in the three-year period ended April 30, 1997, included in the registration statement. This combined financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this combined financial statement schedule based on our audits. In our opinion,such combined financial statement schedule when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Combined Financial Data" and "Experts" in the prospectus.



                                        KPMG Peat Marwick LLP



Atlanta, Georgia
August 12, 1997